Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Announces CFO Transition

Kristy Chipman’s Appointment Effective November 30, 2020

WINTER PARK, FL — (BUSINESS WIRE) — November 12, 2020— Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today announced that Kristy Chipman has been appointed Chief Financial Officer, effective November 30, 2020. Ms. Chipman will succeed Arne Haak, who will be stepping down from the role. Mr. Haak will remain with Ruth’s Hospitality Group as a strategic advisor through early 2021 to facilitate a seamless transition.

Cheryl Henry, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “Throughout her extensive career, Kristy has demonstrated strong financial leadership through a combination of strategic finance, development, and corporate financial planning and analysis experience. We are thrilled to have her join the Ruth’s team and look forward to benefiting from her well-established credentials and executive leadership abilities.”

Henry continued, “We would also like to thank Arne for his contributions to Ruth’s over the past nine years. He has played an important role in the execution of our total return strategy, which will continue to be the cornerstone of our strategic efforts going forward. We are appreciative of his support during the transition period and we wish him well in his future endeavors.”

Arne Haak added, “I’m incredibly proud of what we’ve accomplished at Ruth’s Chris over the last 9 years. We’ve smartly expanded our portfolio of restaurants and built a culture of excellence throughout the organization. I would like to thank Cheryl, the Board of Directors, the Senior Leadership Team, and my team, as well as all of our franchisees and operating team members. Ruth’s Chris is an incredible business, and I am very optimistic about the future of the Company.”

Kristy Chipman is a well-rounded finance leader with over 25 years of experience in best-in-class consumer and publicly-traded restaurant companies. Previously, Ms. Chipman served as Chief Financial Officer for Orangetheory Fitness, where she led the finance and accounting team of the high-growth global fitness franchise with over 1,300 studios located throughout the US and internationally. Before joining Orangetheory, she was the Vice President of Finance and Treasurer at Domino’s Pizza, Inc., where she developed a three-year roadmap for the finance team as well as successfully redesigned the Company’s international finance structure. Prior to Domino’s, she held various finance leadership positions at McDonald’s Corporation, most recently as a Senior Director, Corporate Controller Group. During her tenure, she was responsible for developing plan targets for income, capital and G&A, and providing analysis to top management on business strategies.

Ms. Chipman received her B.A. degree in Accounting from Illinois Wesleyan University in Bloomington, IL, and her M.B.A. (with focused coursework in Marketing and Finance) from the Kellstadt Graduate School of Business at DePaul University in Chicago, IL. She is a Certified Public Accountant licensed by the state of Illinois.

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 140 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Investor Relations Contact

Fitzhugh Taylor

Email: investor@rhgi.com

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